UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING


                                          Commission File Number:   000-24293

                                                  CUSIP Number:   502079 10 6

(Check One)

|X|      Form 10-K         |_|   Form 20-F        |_|  Form 11-K

         |_|   Form 10-Q        |_|   Form N-SAR

|_|      Form N-CSR

         For period ended  December 31, 2003

         |_|      Transition Report on Form 10-K

         |_|      Transition Report on Form 20-F

         |_|      Transition Report on Form 11-K

         |_|      Transition Report on Form 10-Q

         |_|      Transition Report on Form N-SAR

         For the transition period ended
                                          ---------------------------

         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

         If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:


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PART I - REGISTRANT INFORMATION

         Full Name of Registrant:  LMI Aerospace, Inc.

         Former Name if Applicable:  N/A

         Address of Principal Executive Office (Street and Number):

         3600 Mueller Road

         City, State and Zip Code:  St. Charles, Missouri 63302-0900

PART II - RULE 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

           [      (a) The reason  described in reasonable detail in Part III of
           [      this form could not be eliminated without  unreasonable effort
           [      or expense
           [
           [ (b) The subject annual report, semi-annual report, transition [ report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form [ N-CSR, or portion thereof, will be filed on or before the
|X| [ fifteenth calendar day following the prescribed due date; or [ the subject quarterly report or transition report on Form [ 10-Q, or portion thereof, will be filed on or before the fifth
           [      calendar day following the prescribed due date; and
           [
           [      (c) The  accountant's  statement or other exhibit  required by
           [      Rule 12b-25(c) has been attached if applicable



PART III - NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.
(Attach extra sheets if needed)

The Registrant's Annual Report on Form 10-K for year ended December 31, 2003 ("2003 Form 10-K") cannot be filed within the prescribed time period because additional time is necessary to prepare the Registrant's financial statements. Consequently, the Registrant's 2003 Form 10-K cannot be filed by its due date of March 30, 2004; however, the Registrant expects to file its 2003 Form 10-K no later than April 14, 2004.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

                 Lawrence E. Dickinson          (636) 946-6525

(2) Have all other periodic reports required under Section 13 or 15(d) or the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s). |X| Yes |_| No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? |X| Yes |_| No

       If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

       Based on preliminary financial information currently available to it, the Registrant expects to report an operating loss for its 3-month and 12-month periods ended December 31, 2003.

LMI Aerospace, Inc. has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

                                    LMI AEROSPACE, INC.


Date: March 30, 2004                By: /s/ Lawrence E. Dickinson
                                       -----------------------------------------
                                       Lawrence E. Dickinson
                                       Chief Financial Officer and Secretary